                                                                    Exhibit (a)

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                            ASSET PURCHASE AGREEMENT

                                  by and among

                            HICKSVILLE KARATE, INC.,

                                       and

                           CENTRAL NASSAU KARATE, INC.

                          Dated as of December 17, 1996





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

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I - DEFINITIONS, PURCHASE OF THE
             ASSETS, ASSUMPTION OF ASSUMED LIABILITIES,
             PURCHASE PRICE; CLOSING ADJUSTMENTS;
             CONDITION OF ASSETS...............................................1

       1.1.  Certain Definitions...............................................1
       1.2.  Transfer of the Assets............................................3
       1.3.  Assumption by Buyer of Certain
              Liabilities......................................................4
       1.4.  Non-Assumed Liabilities...........................................4
       1.5.  Purchase Price for the Assets.....................................4
       1.6.  Intentionally Omitted.............................................4
       1.7.  Limitations on Assignment; Further
              Assurance........................................................4
       1.8.  Condition of Assets and Business .................................4
       1.9.  Management Operating Agreement....................................4

ARTICLE II - CLOSING...........................................................5

       2.1.  The Closing.......................................................5
       2.2.  Additional Actions to be Taken on
              the Closing Date.................................................5

ARTICLE III - REPRESENTATIONS AND WARRANTIES
               OF THE SELLER...................................................6
       3.1.  Organization and Qualification....................................6
       3.2.  Subsidiaries and Affiliates.......................................6
       3.3.  Validity and Execution of Agreement...............................6
       3.4.  Litigation........................................................6
       3.5.  The Assets........................................................6
       3.6.  Contracts and Other Agreements....................................6
       3.7.  Real Estate.......................................................7
       3.8.  Disclosure........................................................7
       3.9.  Survival..........................................................7

ARTICLE IV - REPRESENTATIONS AND WARRANTIES
              OF THE BUYER.....................................................7

       4.1.  Organization and Qualification....................................7
       4.2.  Validity and Execution of Agreement...............................7
       4.3.  No Conflict.......................................................8

       4.4.  Litigation........................................................8
       4.5.  Disclosure........................................................8
       4.6.  Survival..........................................................8

ARTICLE V - INDEMNIFICATION....................................................8

       5.1.  Indemnification...................................................8
       5.2.  Method of Asserting Claims........................................9

ARTICLE VI - POST-CLOSING COVENANTS OF THE PARTIES............................11

       6.1.  Confidentiality..................................................11
       6.2.  Non-Competition .................................................11
       6.3.  Operation of the Business .......................................12

ARTICLE VII - CONDITIONS PRECEDENT TO THE CLOSING ............................12

       7.1.  Consents; Stockholder Approval ..................................12
       7.2.  No Suits or Actions .............................................12

ARTICLE VIII - MISCELLANEOUS..................................................12

       8.1.  No Other Representations.........................................12
       8.2.  Sales and Transfer Taxes.........................................13
       8.3.  Post-Closing Further Assurances..................................13
       8.4.  Notices..........................................................13
       8.5.  Publicity........................................................14
       8.6.  Entire Agreement.................................................14
       8.7.  Waivers and Amendments...........................................14
       8.8.  Governing Law....................................................14
       8.9.  Binding Effect; No Assignment....................................14
       8.10. Variations in Pronouns...........................................14
       8.11. Counterparts.....................................................14
       8.12. Exhibits and Schedules...........................................15
       8.13. Effect of Disclosure on Schedules................................15
       8.14. Headings.........................................................15
       8.15. Severability of Provisions.......................................15
       8.16. Brokers..........................................................15
       8.17  Termination .....................................................15

                                TABLE OF CONTENTS
                                   (Continued)

EXHIBIT A - BILL OF SALE

EXHIBIT B - LANDLORD'S CONSENT


EXHIBIT C - SECURED PROMISSORY NOTE

EXHIBIT D - ESCROW AGREEMENT

EXHIBIT E - GUARANTEE

EXHIBIT F - OPERATING AGREEMENT

SCHEDULES

1.1(a) - Excluded Assets
1.1(b) - Permitted Liens
1.2    - Assets
1.3(b) - Assumed Liabilities
3.4    - Litigation - Seller and Subsidiaries
3.6    - Material Agreements
3.7    - Real Estate
4.4    - Litigation - Buyer

                            ASSET PURCHASE AGREEMENT

      ASSET PURCHASE AGREEMENT, dated December 17, 1996 by and between HICKSVILLE KARATE, INC., a New York corporation (the "Seller"), and CENTRAL NASSAU KARATE, INC., a New Jersey corporation (the "Buyer").

                               W I T N E S E T H :

      WHEREAS, the Seller is engaged in the business of owning and operating a martial arts instruction center located at 55 E. Old Country Rd., Hicksville, NY (the "Business"); and

      WHEREAS, the Seller owns certain assets comprising the Assets (as hereinafter defined) which are related to the conduct of the Business; and

      WHEREAS, the Seller wishes to sell, and the Buyer wishes to acquire the Assets and assume certain liabilities of the Seller comprising the Assumed Liabilities (as hereinafter defined) on terms and conditions set forth below.

      NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Seller and the Buyer hereby agree as follows:

                                    ARTICLE I

                      DEFINITIONS; PURCHASE OF THE ASSETS;
               ASSUMPTION OF ASSUMED LIABILITIES; PURCHASE PRICE;
                    CLOSING ADJUSTMENTS; CONDITION OF ASSETS

      1.1. Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

      "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person; provided, however, that for purposes of Section 3.2, controlling or controlled shall be deemed to occur if any Person holds or has the right to vote ten (10%) percent or more of the voting stock of such other Person.

      "Assets" has the meaning specified in Section 1.2.

      "Assigned Contracts" executory contracts (including without limitation, licenses and purchase orders) set forth on Schedule 3.6, unless indicated otherwise therein.

      "Bill of Sale" means an instrument substantially in the form of Exhibit A attached hereto.

      "Business" has the meaning specified in the Recitals.

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York City.

      "Buyer" has the meaning specified in the introductory paragraph of this Agreement.

      "Claim Notice" has the meaning specified in Section 5.2(a).

      "Closing" has the meaning specified in Section 2.1(a).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Excluded Assets" means those assets of the Seller or an Affiliate of Seller set forth on Schedule 1.1(a).

      "Governmental or Regulatory Body" means any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority or instrumentality of any such government or political subdivision.

      "Guarantee" means an instrument substantially in the form of Exhibit E attached hereto.

      "Indemnified Party" has the meaning specified in Section 5.2.

      "Indemnifying Party" has the meaning specified in Section 5.2.

      "IRS" means the Internal Revenue Service.

      "Landlord's Consent" means an instrument substantially in the form of Exhibit B attached hereto.

      "Leases" has the meaning specified in Section 3.7.

      "Liabilities" has the meaning specified in Section 1.3.

      "Lien" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

      "Losses" has the meaning specified in Section 5.1.

      "Material Adverse Effect" means any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to (a) the Assets, operations, income or conditions (financial or otherwise) of the Business or the transactions contemplated by this Agreement or (b) the ability of the Seller to perform its obligations under this Agreement.


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


      "Material Agreements" has the meaning specified in Section 3.6.

      "Non-Assumed Liabilities" has the meaning specified in Section 1.4.

      "Permitted Liens" means (a) Liens for taxes not yet due and (b) the Liens set forth on Schedule 1.1(b).

      "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock Company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

      "Plan" means any plan, fund, program, understanding, policy, arrangement, contract or commitment, whether qualified or not qualified for federal income tax purposes, whether formal or informal, whether for the benefit of a single individual or more than one individual, which is in the nature of (a) an employee pension benefit plan (as defined in ERISA ss. 3(2)) (b) an employee welfare benefit plan (as defined in ERISA ss. 3(1)) or (c) an incentive, deferred compensation, or other benefit arrangement for employees, former employees, their dependents or their beneficiaries.

      "Purchase Price" has the meaning specified in Section 1.5.

      "Real Estate Documents" has the meaning specified in Section 3.7.

      "Seller" has the meaning specified in the introductory paragraph of this Agreement.

      "Tax" or "Taxes" mean all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, without limitation, gross income, gross receipts, income, capital, excise, property (tangible and intangible), sales, transfer, value added, employment, payroll and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments.

      "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, or local governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Seller) or the administration of any laws, regulations or administrative requirements relating to any Tax.

      1.2 Transfer of the Assets. Subject to the terms and conditions set forth in this Agreement, the Seller agrees that, on the Closing Date, the Seller shall transfer, assign, convey and deliver to the Buyer, and Buyer agrees that, on the Closing Date, Buyer shall acquire and accept from the Seller, all of the assets owned, used or held by the Seller to conduct the Business and as set forth on
Schedule 1.2, other than the Excluded Assets (the "Assets"), free and clear of all Liens, other than Permitted Liens.

      1.3 Assumption by the Buyer of Certain Liabilities. Subject to the terms and conditions set forth in this Agreement, Buyer agrees that, on the date hereof, Buyer shall assume and thereafter pay, perform or discharge, as the case may be, the following obligations and liabilities of the Seller outstanding on the date hereof (the "Assumed Liabilities"):

      (a) all obligations and liabilities of the Seller arising out of, or in connection with, the Assigned Contracts, except with regard to student contracts where Buyer assumes only the obligation to provide martial arts instruction; and

      (b) all liabilities of the Seller reflected on Schedule 1.3 (b) attached hereto.

      1.4 Non-Assumed Liabilities. The Buyer shall not assume nor be responsible for any liabilities or obligations of the Seller or any of its Affiliates other than the Assumed Liabilities (the "Non-Assumed Liabilities") and those liabilities and obligations that arise from the Buyer's operation and management of the Assets.

      1.5 Purchase Price for the Assets. The consideration for the Assets shall be the (i) assumption by the Buyer of the Assumed Liabilities; (ii) the payment of the Buyer of $20,000 in immediately available funds on the Closing Date (the "Cash Amount"); and (iii) the delivery by the Buyer to the Seller on the Closing Date of a secured promissory note in the aggregate principal amount of $80,000 (the "Note") in the form attached hereto as Exhibit C. The Cash Amount shall be deposited on the date hereof with Bernstein & Wasserman, LLP, as escrow agent, pursuant to the terms of that certain Escrow Agreement, a form of which is attached hereto as Exhibit D.

      1.6 Guarantee. The Buyer's obligations under the Note shall be guaranteed by Daniel Schulmann, substantially in the form of the guarantee attached hereto as Exhibit E.

      1.7 Limitations on Assignment; Further Assurance. To the extent that the assignment of any Assigned Contract to be assigned to the Buyer, as provided herein, shall require the consent of another party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. The Seller agrees that it will use all reasonable efforts to obtain the written consent of all necessary parties to the assignment to the Buyer of all Assigned Contracts.

      1.8 Condition of Assets and Business. Buyer acknowledges that before entering into this Agreement Buyer has inspected the Assets and the operation, income and expenses of the Business and all other matters affecting or relating to this transaction as Buyer deemed necessary. Buyer also acknowledges that Buyer is fully familiar with the condition of the Assets and the Business and, except as set forth in Section 3.5, agrees to accept the same "AS IS" and in their present condition.

      1.9 Operating Agreement. Simultaneous with the execution of this

Agreement, the Buyer and the Seller shall enter into that certain Operating Agreement, a form of which is attached hereto as Exhibit F.


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

                                   ARTICLE II

                                     CLOSING

      2.1 The Closing. (a) Subject to the satisfaction of the conditions set forth in Article VII hereof, the consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m. (New York City time) on March 31, 1997 at 40 Eisenhower Drive, Paramus, New Jersey. In the event that the condition contained in Section 7.1 is not satisfied by March 31, 1997, the Closing may be extended by Seller to the date upon which such condition is satisfied, but in no event later than May 31, 1997 (such date and time of Closing being referred to herein as the "Closing Date").

      (b) At the Closing, the Seller shall execute and deliver or cause to be executed and delivered to the Buyer, all documents and instruments necessary to transfer to the Buyer, all of the right, title and interest of the Seller in and to the Assets, including, without limitation:

            (i)   the Bill of Sale signed by the Seller; and

            (ii)  each Landlord's Consent, signed by the Seller.

      (c) At the Closing:

            (i)   the Escrow Agent shall pay the Cash Amount to the Seller;

            (ii)  the Buyer shall execute and deliver to the Seller the Note;

            (iii) the Buyer shall deliver to the Seller a fully executed
                  Guarantee; and

            (iv)  the Buyer shall assume the Assumed Liabilities.

      2.2 Additional Actions to be Taken on the Closing Date.

      (a) Liens/Consents. The Seller shall have satisfied and discharged all Liens on the Assets, except for Permitted Liens and provided the Buyer with evidence of such satisfaction and discharge as well as all necessary consents to transfer or assign the Assets to Buyer, in form and substance satisfactory to the Buyer.

      (b) Shareholder Approval. The Seller shall have received the affirmative vote of a majority of voting stock outstanding of its parent corporation, Master Glazier's Karate International, Inc., to the transactions contemplated by this agreement (the "Shareholder Approval").

      (c) Landlord Consent. The Seller shall have received the consent of the landlord of Seller's principal place of business to the assignment of its lease (the "Lease") to the Buyer.


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

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

The Seller represents and warrants to the Buyer as follows:

      3.1 Organization and Qualification. Seller is a corporation validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to (a) own, lease and operate their properties and assets as they are now owned, leased and operated and (b) carry on their business as now presently conducted and as proposed to be conducted. Seller is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

      3.2 Subsidiary and Affiliates. There are no subsidiaries of the Seller.

      3.3. Validity and Execution of Agreement. The Seller has the full legal right, capacity and power and all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and any other agreement or instrument contemplated hereby, and to perform fully its obligations hereunder and thereunder. This Agreement and such other agreements and instruments have been duly executed and delivered by Seller and each constitutes the valid and binding obligation of Seller enforceable against it in accordance with its terms.

      3.4 Litigation. Except as set forth on Schedule 3.4, there are no outstanding orders, judgments, injunctions, investigations, awards or decrees of any court, Governmental or Regulatory Body or arbitration tribunal by which the Seller, or any of its securities, assets, properties or business is bound. Except as set forth on Schedule 3.4, there are no actions, suits, claims, investigations, legal, administrative or arbitral proceedings pending or, to the best knowledge of the Seller, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Seller, or any of its assets or properties, that, individually or in the aggregate, could, if determined adversely to the Seller, reasonably be expected to have a Material Adverse Effect, nor, to the best knowledge of the Seller, are there any facts which could reasonably be expected to give rise to any such action, suit, claim, investigation or legal, administrative or arbitral proceeding.

      3.5 The Assets. The Seller owns outright and has good and marketable title (except for leasehold interests specifically set forth on Schedules 3.6 and 3.7) to all of the Assets free and clear of any Lien, other than Permitted Liens. The Assignment and Assumption Agreement and such other conveyancing documents as shall have been executed and delivered to the Buyer will convey good and marketable title to the Assets, free and clear of any Liens, except for Permitted Liens.

      3.6 Contracts and Other Agreements. Schedule 3.6 sets forth all written agreements (and, to the best knowledge of the Seller, any oral agreement) and arrangements that materially affect the operations of the Business or which are binding upon any of the Assets (collectively, the "Material Agreements").

      3.7 Real Estate. Schedule 3.7 sets forth a list of (a) all real property owned by the Seller; (b) all leases, subleases or other agreements (the "Leases") under which the Seller is a lessor or lessee of any real property; (c) all options held by the Seller or contractual obligations on its respective part to purchase or acquire any interest in real property (as set forth on Schedule 3.7) and (d) all options granted by the Seller or contractual obligations on any such Persons' part to sell or dispose of any interest in real property (as set forth on Schedule 3.7) (collectively, the "Real Estate Documents"). All of the Real Estate Documents, true, correct and complete copies of which have been delivered or made available to the Buyer, are in full force and effect and the Seller has not received any notice of any default thereunder, nor does the Seller anticipate any such notice of default. Except for each Landlords' Consent, no approval or consent of any person is needed for the Real Estate Documents to continue to be in full force and effect and such documents will not become unenforceable by the Buyer following the consummation of the transactions contemplated by this Agreement by virtue of the assignment thereof to the Buyer.

      3.8 Disclosure. Neither the representations or warranties of the Seller set forth in this Agreement, nor any Schedule to this Agreement made pursuant thereto contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. All statements, documents, certificates or other items prepared or supplied by the Seller with respect to the transactions contemplated hereby are true, correct and complete and contain no untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading.

      3.9 Survival. All of the representations and warranties of the Seller contained herein shall survive the Closing Date until the date upon which the liability to which any claim relating to any such representation or warranty is barred by all applicable statutes of limitations.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer represents and warrants to the Seller as follows:

      4.1 Organization and Qualification of the Buyer. The Buyer is a corporation validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as now presently conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary.

      4.2 Validity and Execution of Agreement. The Buyer has the full legal right, capacity and power and all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and any other agreement or instrument contemplated hereby, and to perform fully its obligations hereunder and thereunder. The board of directors of the Buyer has approved the transactions contemplated by this Agreement and each of the other agreements required to be entered into pursuant hereto by the Buyer. This Agreement and such other agreements and instruments have been duly executed and delivered by the Buyer and each constitutes the valid and binding obligation of the Buyer enforceable against it in accordance with its terms.

      4.3 No Conflict. Neither the execution and delivery of this Agreement nor the performance by the Buyer of the transactions contemplated herein will (a) violate or conflict with any of the provisions of its Certificate of Incorporation or By-Laws or other organizational documents; and (b) violate or conflict with any provision of any law, rule, regulation, order, judgment, decree or ruling of any court or federal, state or local Governmental or Regulatory Body applicable to the Buyer.

      4.4 Litigation. There are no outstanding orders, judgments, injunctions, investigations, awards or decrees of any court, Governmental or Regulatory Body or arbitration tribunal by which the Buyer, or any of its securities, assets, properties or business are bound. There are no actions, suits, claims, investigations, legal, administrative or arbitral proceedings pending or, to the best knowledge of the Buyer, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Buyer, or any of its assets or properties, that, individually or in the aggregate, could, if determined adversely to the Buyer, reasonably be expected to have a material adverse effect on the business or the assets, operations or income of the Buyer, nor to the best knowledge of the Buyer, are there any facts which could reasonably be expected to give rise to any such action, suit, claim, investigation, or legal, administrative or arbitral proceeding.

      4.5 Disclosure. Neither the representations or warranties of the Buyer set forth in this Agreement, nor any Schedule to this Agreement made pursuant thereto, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. All statements, documents, certificates or other items prepared or supplied by the Buyer with respect to the transactions contemplated hereby are true, correct and complete and contain no untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading.


      4.6 Survival. All of the representations and warranties of the Buyer contained herein shall survive the Closing Date until the date upon which the liability to which any claim relating to any such representation or warranty is barred by all applicable statutes of limitations.

                                    ARTICLE V

                                 INDEMNIFICATION

      5.1 Indemnification. (a) The Seller and its parent corporation, Master Glazier's Karate International, Inc. agree to indemnify, defend and hold harmless the Buyer and its respective directors, officers, employees, shareholders and any Affiliates of the foregoing, and their successors and assigns (collectively, the "Buyer Group") from and against any and all losses, liabilities, expenses, claims, Liens or other obligations of any nature whatsoever (hereinafter individually, a "Loss" and collectively, "Losses") suffered or incurred by the Buyer Group which, directly or indirectly, arise out of, result from or relate to (i) the operation of the business prior to the signing date of this Agreement, (ii) any material inaccuracy in or any breach of any representation or warranty of the Seller contained in Article III of this Agreement or in any other document contemplated by this Agreement, (iii) any claim brought by a shareholder of the Selling Group, and (iv) any claim, action, suit or proceeding brought against the Buyer Group by the United States Securities and Exchange Commission involving the transactions contemplated hereby.

      (b) The Buyer agrees to indemnify, defend and hold harmless the Seller and its parent corporation, Master Glazier, and their respective directors, officers, employees, and shareholders, and any Affiliates of the foregoing, and their successors and assigns from and against any and all Losses suffered or incurred by them which, directly or indirectly, arise out of, result from or relate to (i) any inaccuracy in or any breach of any representation or warranty of the Buyer contained in Article IV and (ii) the operation of the Business following the date hereof, except for student refunds, which shall be governed by Section 5.1 (d).

      (c) Notwithstanding any provision to the contrary of this Agreement or in any other agreement entered into on the date hereof between Seller's Affiliates and Buyer's Affiliates or in any document contemplated by this Agreement or such other agreements (collectively, the "Purchase Documents"), the obligations of the Selling Group to indemnify, defend and hold harmless the Buyer Group pursuant to the Purchase Documents shall not exceed the amount of the Purchase Price paid to the Seller and its Affiliates pursuant to the Purchase Documents, other than the obligations to indemnify the Buyer Group for Losses relating to any tax liabilities and actions taken by the S.E.C. or other securities authority (which shall not be so limited as provided herein).

      (d) The Seller and Master Glazier's Karate International, Inc., its parent corporation, agree to indemnify, defend and hold harmless the Buyer and its respective directors, officers, employees, shareholders and any Affiliates of the foregoing, and their successors and assigns from and against any losses arising from the refund of any money paid to the Seller by any student of the Karate Center, transferred hereby from Seller to Buyer, under a student contract with the Seller. Should a claim for a refund be made by such student, Buyer shall immediately notify Seller and Seller shall indemnify Buyer from such loss if Buyer is unsuccessful in defending such claim and it is determined that the loss is not the fault of the Buyer. A claim shall not be determined to be the fault of the Buyer if it results from the initial change in instructors, instructional style or schedule of instruction, or a conflict in personalities between the instructor and the student. A claim based on the intentional misconduct or negligence of the Buyer, its employees or independent contractors shall be considered to be the fault of the Buyer. Should a claim be made by a student who did not contract with the Seller, any such loss shall be the sole responsibility of the Buyer, with no recourse or indemnification from the Seller.

      5.2 Method of Asserting Claims. The party making a claim under this
Article V is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this

Article V is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Article V shall be asserted and resolved as follows:

      (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the nature of the specific basis for such claim or demand, and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand; any such notice, together with any notice given pursuant to Section 5.2(b) hereof, collectively being the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party, and shall pay the fees and disbursements of such counsel with regard thereto, provided, further, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose reasonable fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the

Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). The Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. No claim or demand may be settled by an Indemnifying Party or, where permitted pursuant to this Agreement, by an Indemnified Party without the consent of the Indemnified Party in the first case or the consent of the Indemnifying Party in the second case, which consent shall not be unreasonably withheld, unless such settlement shall be accompanied by a complete release of the Indemnified Party in the first case or the Indemnifying Party in the second case.

      (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not dispute such claim, the amount of such claim shall be paid to the Indemnified Party within twenty (20) days of receipt of the Claim Notice.

      (c) So long as any right to indemnification exists pursuant to this
Article V, the affected parties each agree to retain all books, records, accounts, instruments and documents reasonably related to the Claim Notice. In each instance, the Indemnified Party shall have the right to be kept informed by the Indemnifying Party and its legal counsel with respect to all significant matters relating to any legal proceedings. Any information or documents made available to any party hereunder, which information is designated as confidential by the party providing such information and which is not otherwise generally available to the public, or which information is not otherwise lawfully obtained from third parties or not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law or requested by third party lenders to such party, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

                                   ARTICLE VI

                      POST-CLOSING COVENANTS OF THE PARTIES


      6.1 Confidentiality. (a) From and after the Closing Date, the Seller and its shareholders shall not disclose or furnish to any other Person, except to the respective directors, officers, employees, accountants and lawyers of the Seller and except to the extent required by law or by order of any court or governmental agency or regulatory authority, any information relating to the operations or financial status of the Business of Buyer including customer lists which is not specifically a matter of public record.

      (b) The Buyer shall not disclose or furnish to any Person, except to the respective directors, officers, employees, accountants and lawyers of Buyer and except to the extent required by law or by order of any court or governmental agency, any information relating to the operations or financial status of the Seller and its Affiliates which is not specifically a matter of public record.

      6.2 Non-Competition. The Seller acknowledges that the Seller's ownership of the Assets and its operation of the Business has brought it in close contact with certain confidential affairs of the Business not readily available to the public, and the Buyer would not purchase the Assets, but for the agreements and covenants of the Seller and its shareholders contained in this Section 6.2. The Seller and Master Glazier's Karate International, Inc. shall not directly or indirectly, for a period of time equal to the remaining term of the Lease so long as the same is in full force and effect including any renewal thereof, (i) engage in any business similar to the Business within the State of New York,
(ii) acquire a proprietary interest in any Person having a facility located within the State of New York engaged in activities similar to the Business as a partner, officer, director, shareholder, principal, agent, trustee, consultant, lender or in any other relationship or capacity, except for investments by the Seller or its Subsidiaries or Affiliates in securities traded on a national stock exchange or the over the counter market which do not exceed five (5) percent of the total outstanding shares of such securities.

      Mark Glazier, individually, shall not directly or indirectly, for a period of five (5) years, (i) engage in any business similar to the Business within the State of New York, (ii) acquire a proprietary interest in any Person having a facility located within the State of New York engaged in activities similar to the Business as a partner, officer, director, shareholder, principal, agent, trustee, lender or in any other relationship or capacity, except that commencing on the beginning of the twenty fifth (25) month after the date hereof, Mark Glazier may engage in a business similar to the Business and/or acquire a proprietary interest in a Person engaged in activities similar to the Business within the State of New York on the condition that such business is not: (a) conducted within a five (5) mile radius of any place of operations of the Buyer or any Affiliate; and (b) conducted within the counties of New York, Queens, Rockland, Westchester, Nassau, and Richmond for the remaining term of the Lease assigned by Seller or its Affiliate to Buyer, including any renewal thereof.

      Notwithstanding anything to the contrary contained herein, Great Neck Karate, Inc., an Affiliate of Seller, shall be permitted to relocate its operation to another location within one and one half (1 1/2) mile radius of its present location; but under no circumstances shall such new location be within a three (3) mile radius of the Tiger Schulmann's Karate Center operated by an Affiliate of Buyer in Bayside, NY.

      If any court determines that this covenant, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

      6.3 Operation of the Business; Access to Records. The Buyer shall maintain and operate the business in accordance with past practice. The Buyer shall permit Seller and its agents to inspect its books and records (upon reasonable notice and during reasonable times) in order to review the contracts assigned to Educational Funding Co.

      6.4 Non-Solicitation. Seller and its Affiliates agree that for the term of the Lease assigned by Seller to Buyer, they shall not employ or attempt to employ any person who is or shall become an employee of the Buyer or its Affiliates within the one (1) year period from and after the date hereof.

      6.5 Non-Interference. Seller and its Affiliates agree that they shall not enter into negotiations for leased premises for the purpose of commencing the operation of a business similar to the Business if Buyer or one of its Affiliates is currently engaged in negotiations for said premises and provided written notice of such fact to Seller or its Affiliates.

      6.6 Consulting. Nothing contained in this Article VI, should be construed to prohibit Mark Glazier, individually, from engaging in, performing, or providing martial arts "consulting" services to martial arts business owners. As used herein, the term "consulting" shall under no circumstances be construed to permit Mark Glazier to own or operate, in any capacity, a martial arts school in violation of the covenants set forth above.

                                   ARTICLE VII

                       CONDITIONS PRECEDENT TO THE CLOSING

Section 7. Conditions Precedent to Parties's Obligations. The obligations of Seller to sell the Assets is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or portion of which may be waived in writing by the Seller:

      7.1 Consents; Stockholder Approval. The Seller shall have obtained all necessary consents to assignments of all parties to material contracts with the Seller, including but not limited to the Landlord's Consent. Additionally, as required by law, the Seller shall have obtained the Shareholder Approval.

      7.2 No Suits or Actions. At the Closing Date, no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby. Additionally, there shall be no other action, suit, claim, investigation or legal, administrative or arbitral proceeding , either pending or threatened, against the Seller or the Buyer, except as listed on Schedules
3.4 and 4.4. Further, there shall have been no change in any such action, suit, claim, investigation or legal, administrative or arbitral proceeding as listed on Schedules 3.4 and 4.4 that would have a Material Adverse Effect on the Business of the Seller or the Buyer.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.1 No Other Representations. In entering into this Agreement, Buyer has not been induced by and has not relied upon any representations, warranties or statements, express or implied, made by the Seller or any agent, employee or other representative of the Seller or by any broker or any other person representing or purporting to represent the Seller, that are not expressly set forth in this Agreement, whether or not any said representations, warranties or statements were made in writing or orally. Buyer hereby acknowledges that the Seller shall only be liable to the Buyer with respect to the representations, warranties or statements of the Seller contained in this Agreement or in the Schedules annexed hereto.

      8.2 Sales and Transfer Taxes. All required filings under any applicable Federal, state, foreign or local sales tax, stamp tax or similar laws or regulations shall be made in a timely manner by the party responsible therefor under such laws and regulations, and, at the Closing, such party shall deliver to the other parties either (a) proof of the payment of any sales tax assessed pursuant to such filings or (b) statements of no sales tax due, as the case may be. The parties agree to pay any and all transfer, sales or stamp taxes and any similar taxes or assessments imposed on the transfer of the Assets and the Assumed Liabilities in accordance with the terms of this Agreement, such taxes and assessments to be borne entirely by the Buyer.

      8.3 Post-Closing Further Assurances. At any time and from time to time after the Closing Date at the request of either party, and without further consideration, the other party will execute and deliver, or cause the execution and delivery of, such other instruments of sale, transfer, conveyance, assignment and confirmation and take or cause to be taken such other action as the party requesting the same may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to the requesting party all of the property and rights intended to be conveyed to such party pursuant to the provisions of this Agreement.

      8.4 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telefaxed, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent by facsimile transmission and confirmed in writing within three (3) Business Days thereafter or sent by prepaid air courier or (b) three (3) Business Days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this
Section 8.4):

          If to Seller, to:

                        Master Glazier's Karate International, Inc.
                        377 Hoes Lane
                        Piscataway Centre
                        Piscataway, NJ 08854
                        Attn: Mark Glazier
                        Telephone Number (908) 354-2349
                        Telecopier Number (908) 981-8982

          with copies to:

                        Bernstein & Wasserman, LLP
                        950 Third Avenue
                        New York, NY  10022
                        Attn: Alan N. Forman, Esq.
                        Telephone Number (212) 826-0730
                        Telecopier Number (212) 371-4730

          If to Buyer to:

                        Tiger Schulmann's Karate
                        40 Eisenhower Drive
                        Paramus, New Jersey 07652
                        Attn: Danny Schulmann

      8.5 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Buyer and the Seller.

      8.6 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

      8.7 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.


      8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

      8.9 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives. This Agreement is not assignable except by operation of law and any other purported assignment shall be null and void.

      8.10 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

      8.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

      8.12 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

      8.13 Effect of Disclosure on Schedules. Any item disclosed on any Schedule shall only be deemed to be disclosed in connection with (a) the specific representation and warranty to which such Schedule is expressly referenced, (b) any specific representation and warranty which expressly cross-references such Schedule and (c) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.

      8.14 Headings. The headings in this agreement are for reference only, and shall not affect the interpretation of this Agreement.

      8.15 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affect thereby.

      8.16 Brokers. Each party hereto represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission from such party, based on agreements, arrangements or undertakings made by such party, in connection with the transactions contemplated hereby.

      8.17 Termination. This Agreement may be terminated (i) upon written consent of the parties, or (ii) by Seller or Buyer, in the event that the conditions contained in Article VII have not been satisfied by May 31, 1997; provided however, that Seller shall reimburse Buyer for its expenses in an amount equal to $66,666 if Seller's failure to close is as a result of Seller's failure to receive the Shareholder Approval (such date being the "Termination Date").

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                 CENTRAL NASSAU KARATE, INC.


                                 By: /s/ Danny Schulmann
                                     ---------------------------------
                                     Name: Danny Schulmann
                                     Title: President


                                 HICKSVILLE KARATE, INC.


                                 By: /s/ Mark Glazier
                                     ---------------------------------
                                     Name: Mark Glazier
                                     Title: President


                                 As to Section 6.2 only:


                                 /s/ Mark Glazier
                                 -------------------------------------
                                 Mark Glazier, individually


                                 As to Section 6.2 only:

                                 MASTER GLAZIER'S KARATE INTERNATIONAL, INC.


                                 By: /s/ Mark Glazier
                                     ---------------------------------
                                      Name: Mark Glazier
                                      Title: President

                                Schedule 1.1 (a)

                                 Excluded Assets

All pictures, photographs, newspaper articles and manuals bearing the proprietary logo or tradename of Buyer.

                                 Schedule 1.1(b)

                                 Permitted Liens

                                      None

                                  Schedule 1.2

                                     Assets

Asset                        Purchase Price Allocation
-----                        -------------------------
Current Lease Term           $72,250.00
Renewal Term                 $12,750.00
Equipment                    $ 5,000.00
Leasehold Improvements       $10,000.00

The term "Equipment" as used above refers to all furniture, fixtures, and personal property of the Seller situated within the premises described in
Schedule 3.7 on the date hereof, exclusive of those items of constituting Excluded Assets listed in Schedule 1.1(a).

                                 Schedule 1.3(b)

                               Assumed Liabilities

Buyer assumes all liabilities associated with:

      1. All obligations to teach martial arts to current students of the Business

      2. The Seller's obligation to pay telephone bills for lines currently existing at the Business; and

      3.    The Seller's obligation to pay for Yellow Pages advertising.

                                  Schedule 3.4

                                   Litigation

                                      None

                                  Schedule 3.6

                               Material Agreements

      *1.   All student contracts for martial arts instruction. [Attach list]

      *2. That certain Lease Agreement dated April 12, 1995 by and between the Seller and Delco Development Co. of Hicksville, L.P..

----------
* indicates Assigned Contracts, except for contracts assigned to Educational Funding Co. (a copy of which is attached).

                                  Schedule 3.7

                                   Real Estate

      Lease by and between Delco Development Co. of Hicksville, L.P., as Landlord, and Master Glazier's Karate International, Inc., dated April 12, 1995 for a term of ten (10) years with one (1) renewal period of five (5) years. The Lease is for approximately two thousand (2,000) square feet of space located at the shopping center, at 285-9 Broadway, Hicksville, NY.

                                  Schedule 4.4

                                   Litigation

                                      None

                                                                       EXHIBIT A

                                  BILL OF SALE

      KNOW ALL MEN BY THESE PRESENTS, that HICKSVILLE KARATE, INC., a New York corporation, (the "Seller") for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged by these presents, and pursuant to an Asset Purchase Agreement dated December 17, 1996 ("Purchase Agreement") between Seller and CENTRAL NASSAU KARATE, INC. a New Jersey corporation ("Buyer") (except as otherwise provided herein, all capitalized terms contained and not defined herein shall have herein the respective meanings ascribed to them in the Purchase Agreement), hereby transfers, conveys, assigns and delivers unto Buyer all of the right, title and interest of Seller in and to the Assets.

      Seller agrees to cooperate with Buyer in obtaining any consents or waivers of third parties necessary to transfer to Buyer all property and rights provided to be transferred to Buyer under the Purchase Agreement.

      TO HAVE AND TO HOLD the Assets unto Buyer, its successors and assigns, for its use and its use forever.

      At any time and from time to time after the date hereof at the request of Buyer, and without further consideration, Seller shall execute and deliver such other instruments of transfer, conveyance, assignment and confirmation and take such other action as Buyer may reasonably request as necessary or desirable in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer's title to or rights in, all of the Assets, and to put Buyer in actual possession and operating control thereof.

      IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be executed as of December 17, 1996.


                                  HICKSVILLE KARATE, INC.


                                  By: /s/ Mark Glazier
                                      ---------------------------------
                                      Name: Mark Glazier
                                      Title: President

ACCEPTED THIS 17th DAY
OF DECEMBER, 1996

CENTRAL NASSAU KARATE, INC.


By: /s/ Danny Schulmann
    -------------------------------

    Name: Danny Schulman
    Title: President

                                                                       EXHIBIT B

                               LANDLORD'S CONSENT

                                    [To Come]

                     FIRST AMENDMENT TO LEASE AND ASSIGNMENT

      THIS FIRST AMENDMENT TO LEASE AND ASSIGNMENT, made as of the 13th day of December, 1996, by and between DELCO DEVELOPMENT CO., OF HICKSVILLE, L.P., a New York Limited Partnership, having an office address at One Barstow Road, Suite P-3, Great Neck, NY 11021 (hereinafter "Landlord") and MASTER GLAZIER'S KARATE INTERNATIONAL, INC., a Delaware corporation, having an office address at 570 North Broad Street, Suite 16, Elizabeth, New Jersey 07208 (hereinafter referred to as "Tenant"), and CENTRAL NASSAU KARATE, INC., having an office address at 55 East Old Country Road, Hicksville, New York (hereinafter "Assignee").

                                   WITNESSETH:

      WHEREAS, by that certain agreement of lease dated March 24, 1995, Landlord leased to Tenant certain premises located in the Delco Plaza, Hicksville, New York (hereinafter the "Lease"); and

      WHEREAS, Tenant is desirous of assigning the Lease to Assignee; and

      WHEREAS, Landlord, Tenant, and Assignee are desirous of amending lease in certain respects prior to its assignment.

      NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by each party to the other, the receipt and sufficiency whereof are hereby acknowledged by all parties, Landlord, Tenant, and Assignee do hereby covenant and agree as follows:

1. All of the recital clauses hereinabove set forth are hereby incorporated by reference as though set forth verbatim and at length herein.

2. Upon the Effective Date (as hereinafter defined), the Lease will be amended to reflect all of the provisions as set forth herein.

3. Item A(8) of the Preamble is hereby modified by adding at the end thereof the following:


      "In addition, Tenant is hereby permitted to sell martial arts apparel, vitamins, beverages, and performance enhancing products."

4. Item A(11) of the Preamble is hereby deleted in its entirety and in its place and stead substituted therefor is the following:

      "Tenant's Address: c/o Tiger Schulmann's Karate Centers, 40 Eisenhower Drive, Paramus, New Jersey 07653"

5. Paragraph 7 of the Lease is hereby amended in the respect that Tenant's maintenance and repair obligations for the sidewalk areas adjacent to the demised premises are expressly limited to snow removal only. Tenant shall have no other obligations with respect to the maintenance and repair of such areas.

6. Landlord agrees that it shall not require Assignee to deposit additional security pursuant to section 11 of the Lease.

7. Paragraph 19 of the Lease is hereby amended by deleting that portion of the fourth sentence therein which reads "Rent payable under this lease shall not abate during such period of time" and substituting in its place and stead the following:

      "If the Demised Premises or any part thereof shall be damaged by fire or other casualty, Tenant and/or Assignee shall give immediate notice thereof to Landlord, and this Lease shall continue in full force and effect as hereinafter set forth. If the Demised Premises are partially damaged or rendered partially unusable by fire or other casualty, but not so substantial as to prevent Tenant's use of the remaining portion, the damages thereto shall be repaired by and at the expense of Landlord and the Rent, until such repair shall be substantially completed, shall be apportioned from the day following the casualty according to the part of the Demised Premises which is usable. If the Demised Premises are totally damaged or rendered totally unusable by fire or other casualty then the Rent shall be proportionately paid up to the time of the casualty and thenceforth shall cease until the date the Demised Premises shall have been repaired and restored by Landlord, subject to Landlord's right to elect not to restore the same as hereinafter provided. Tenant's liability for the payment of Rent shall resume thirty (30) days after written notice from Landlord that the Demised Premises are substantially ready for Tenant's occupancy, or upon the date that Tenant actually occupies the Demised Premises, whichever is sooner.

8. Tenant does hereby assign, transfer, and convey to Assignee all of Tenant's right, title, and interest in and to the Lease, as herein amended, with said assignment to be deemed effective as of the Effective Date. Landlord and Tenant hereby warrant and represent that the Lease is in full force and effect and that there are no defaults thereunder on the part of Landlord or Tenant as of the date of this agreement, and that pre-existing defaults, if any, have been cured as of the date hereof.

9. Assignee hereby accepts the assignment of the Lease, and does hereby assume,

as of the Effective Date, all of the rights and obligations of Tenant thereunder, as amended herein, for the balance of the term and any renewal thereof.

10. Landlord shall continue to hold the sum of $6,375.00 as security pursuant to section A(9) of the Preamble and Paragraph 4 of the Lease which in the absence of a default shall be returned to Tenant in accordance with the terms of the Lease.

11. Landlord hereby releases and discharges Tenant from all liability arising under the Lease during the option period described in section 2(b) of the Rider to the Lease. In the event Assignee exercises the renewal option set forth in the Lease, Landlord agrees to look solely to Assignee for the performance of all terms, covenants, and conditions thereof during the option period. Tenant hereby reaffirms its obligations under the Lease, including its obligation to pay the minimum rent and additional rent required thereunder in the event that Assignee fails to pay the same for the initial term of the Lease which expires on August 9, 2005. Tenant shall have no liability under the Lease subsequent to the expiration of the initial term on August 9, 2005.

12. As used herein, the term "Effective Date" shall mean the date this First Amendment to Lease and Assignment has been fully executed and delivered to each party hereunder.

13. As amended herein, the Lease is ratified, confirmed, and continues to remain in full force and effect.

14. This First Amendment to Lease and Assignment Agreement (the "Agreement") is subject to and contingent upon approval of the terms and conditions contained herein by the Board of Directors of Master Glazier's Karate International, Inc. ("Board Approval"). In the event Board Approval is not obtained on or before March 31, 1997, Tenant shall notify Landlord and Assignee in writing sent by regular and certified mail to their respective addresses (set forth above for Assignee and in the Lease for Landlord) that

Board Approval has not been obtained in which event: (i) the terms and conditions of the Agreement shall be deemed null and void and of no further force and effect as of the first day of the calendar month immediately following delivery of the notice (the "Termination Date"); and, (ii) Assignee shall surrender and Tenant shall resume possession of the premises on the Termination Date. In the event Tenant fails to deliver to Landlord notice that it has not obtained Board Approval by March 31, 1997, or in the event that Tenant delivers written notice to Landlord that it has obtained Board Approval at any time prior to March 31, 1997, the terms of the Agreement shall be deemed non-contingent and shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                                             DELCO DEVELOPMENT CO. OF
                                             HICKSVILLE, L.P.


                                        By: /s/ ILLEGIBLE
                                            ------------------------------------
                                            Pres. Jessica Centre Inc. Gen. Ptnr.


                                            CENTRAL NASSAU KARATE, INC.


                                        By: /s/ Danny Schulmann
                                            ---------------------------
                                            Danny Schulmann - President


                                            MASTER GLAZIER'S KARATE
                                            INTERNATIONAL, INC.


                                        By: /s/ Mark Glazier
                                            ---------------------------
                                            President Mark Glazier

                                                                       EXHIBIT C

                             SECURED PROMISSORY NOTE

                             SECURED PROMISSORY NOTE


$80,000                                                     ______________, 1997
                                                                    New York, NY

      FOR VALUE RECEIVED, CENTRAL NASSAU KARATE, INC., together with its successors and assigns (the "Buyer"), hereby unconditionally promises to pay to the order of HICKSVILLE KARATE, INC., together with their successors and assigns (the "Seller"), in lawful currency of the United States of America, at the Seller offices at 377 Hoes Lane, Piscataway Centre, Piscataway, New Jersey, 08854, or at such other address as shall be designated by the Seller in a written notice to the Buyer, by thirty months following the Initial Payment Date, as that term is defined herein (the "Maturity Date"), the principal sum of $80,000 without interest on the principal amount hereof. The outstanding principal amount shall be paid on the first day of each calendar month in thirty
(30) equal installments of $2,666.67, commencing on the first day of the calendar month following the Closing, but under no circumstances within thirty
(30) days of the Closing (the "Initial Payment Date") and ending on the Maturity

Date. This Note is being delivered in connection with the closing of the transactions contemplated by that certain Asset Purchase Agreement dated December 17, 1996 between the Buyer and the Seller (the "Asset Purchase Agreement"). Capitalized terms not otherwise defined shall have the meaning ascribed to them in the Asset Purchase Agreement.

      SECTION 1. Default, Acceleration. In the event that: (i) the Buyer shall fail to pay any principal hereunder for a period of five (5) days after such payment is due; or (ii) the Buyer shall fail to observe or perform any of the covenants of the Buyer contained herein for a period of ten (10) days after written notice thereof from Seller; or (iii) the Buyer shall file a petition or enter into any voluntary case under any bankruptcy or similar law; or (iv) there is commenced against the Buyer an involuntary case or other similar proceeding under any bankruptcy or similar law which remains undismissed for a period of sixty (60) days, then and in any such event (an "Event of Default"), upon written notice to the Buyer from the Seller, the principal amount hereof and all other amounts due hereunder, shall become immediately due and payable without any further demand, presentment, protest, notice of protest, dishonor, notice of dishonor or notice of any other kind, all of which are hereby expressly waived by the Buyer.

      SECTION 2. Optional Prepayment. At its option, the Buyer may prepay at any time all or any part of the principal amount of this Secured Promissory Note, without premium or penalty, upon two (2) days prior written notice to the Seller.

      SECTION 3. Mandatory Prepayment. In the event that the Buyer shall elect to sell all or any part of the Collateral (as hereinafter defined) outside of the ordinary course of business in accordance with the terms of this Secured Promissory Note, the net cash proceeds of any such sale (after allowance for any federal, state and local income taxes payable with respect to such sale) shall be applied by the Buyer as a mandatory prepayment of the outstanding principal amount of this Secured Promissory Note.

      SECTION 4. Pledge; Security Interest. In order to secure the payment and performance in full of all of the obligations under this Secured Promissory Note, whether existing as of this date or any time thereafter, the Buyer hereby pledges and assigns to the Seller, and grants to the Seller a continuing security interest in, the following Assets (as defined in the Asset Purchase Agreement) of the Selling Group acquired by the Buyer in the Asset Purchase Agreement, dated even date herewith (the "Collateral"):

            (a) Accounts The proceeds of and each and every right of the Buyer to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other Asset by the Buyer, out of a rendering of services by the Buyer, out of a loan by the Buyer, out of the overpayment of taxes or other liabilities of the Buyer, or otherwise arises under any contract or agreement, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) which the Buyer may at any time have by law or agreement against any account the Buyer or other obligor obligated to make any such payment or against any of the property of such account the Buyer or other obligor; all including, but not limited to, all present and future debt instruments, chattel papers and accounts of the Buyer which arise from the Assets purchased by the Buyer from the Seller;

            (b) Chattel Paper Any writing or writings evidencing both a monetary obligation and a security interest in or a lease of specific goods now owned or hereafter acquired by the Buyer in relation to the operation of the Business;

            (c) Equipment and Fixtures Goods used or bought for use primarily in the Business (as defined in the Asset Purchase Agreement), whether or not an interest therein arises under real property law, now owned or hereafter acquired by the Buyer in relation to the Business;

            (d) General Intangibles Any personal property other than goods, accounts, contract rights, chattel paper, documents, instruments and money, including, but not limited to, things in or choices of actions, licenses, rights of all types under leases and license agreements and all manufacturing and processing rights, patents, patent rights, licenses, trademarks, trade names and copyrights now owned or hereafter acquired which relate to the Business acquired from the Seller;

            (e) Inventory All personal property now owned or hereafter acquired by the Buyer in relation to the Business acquired from the Seller which is held for sale or lease, or furnished or to be furnished under contracts of service, or held as raw materials, work in process or materials used or consumed or to be used or consumed in the Business, and all returned or repossessed goods;

            (f) Leasehold Improvements All improvements made by the Buyer to any leasehold of the Buyer acquired from the Seller, including, but not limited to, all structures, buildings, accessions, accessories, attachments, parts, equipment and repairs now or hereafter attached, affixed or made to any leasehold, whether or not an interest therein arises under real property law;

            (g) Property in Possession of Selling Group Property of every kind and description in which the Buyer has or may acquire any interest, now or hereafter at any time in the possession or control of the Seller for any reason, including, without limitation, instruments, money, documents or other property deposited with or delivered to Seller as collateral, for safekeeping or for collection or exchange for other property; and all dividends and distributions on, or other rights in connection with such property;

            (h) Customer and Mailing Lists All lists and compilations (whether compiled in writing, magnetic tape or discs or otherwise) pertaining to actual or potential customers, subscribers or others in which the Buyer has or may acquire an interest in relation to the Business acquired from the Seller;

            (i) Proceeds All property received upon the sale, exchange, collection or other disposition of Collateral or proceeds of Collateral (including, but not limited to, insurance payable by reason of loss or damage to the Collateral) whether cash or non-cash proceeds, including, but not limited to, Inventory, Equipment or Fixtures acquired with cash proceeds; and

            (j) Products Goods manufactured, processed, assembled or commingled with any of the foregoing Collateral; together with (i) all substitutions and replacements for and proceeds of any and all of the foregoing property, and in the case of all tangible Collateral, all accessions, accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any such goods, and (ii) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such assets.

      SECTION 5. Security for Obligations. The pledge and security interest granted pursuant to this Secured Promissory Note secures the payment of all obligations of the Buyer under this Secured Promissory Note (all such obligations of the Buyer being herein called the "Obligations").

      SECTION 6. Financing Statements. Uniform Commercial Code financing statements and any other instruments or documents deemed advisable by Seller to perfect and continue its security interest in the Pledge Collateral.

      SECTION 7. Further Assurances. The Buyer agrees that at any time and from time to time, the Buyer will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that the Seller may reasonably request, in order to perfect and preserve any security interest granted or purported to be granted hereby or to enable the Seller to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

      SECTION 8. Covenants.

      8.1 Affirmative Covenants. As long as there remains any amount outstanding under the Note, the Buyer shall, unless waived in writing by the Seller:

            (a) Maintenance of Corporate Existence. Conduct the same general type of business as that now being carried on by the Buyer and maintain its separate corporate existence in good standing under the laws of the State of New Jersey and in such other states as the Buyer may now be qualified to conduct business or may later have to be qualified.

            (b) Taxes. Pay and discharge as the same shall become due and payable, all taxes, assessments and other governmental charges and levies against or on any of its property, as well as claims of any kind which, if unpaid, might become a lien upon any of its properties, unless such tax, levy, charge, assessment or lien is being contested in good faith by the Buyer and is supported by an adequate book reserve. The Buyer shall make or cause to be made all required withholding deposits.

            (c) Notices. As soon as possible, but in no event later than 5 days after obtaining knowledge thereof, give notice to the Seller of-

                  (i) The commencement of any litigation relating to the Buyer involving claimed damages in excess of $100,000;

                  (ii) The commencement of any material arbitration or
            governmental proceeding or investigation not previously disclosed to the Seller which has been instituted or, to the knowledge of the Buyer, is threatened against the Buyer or its property;

                  (iii) Any actual or threatened Event of Default under this
            Agreement (provided, however, that such notice shall in no event be construed as delaying the occurrence of any Event of Default or changing the rights and remedies of the Seller with respect thereto); and

                  (iv) Any action by a third party, including without
            limitation, any governmental entity, which could result in the closing of the Business on a temporary or permanent basis.

      In addition, Buyer shall give Seller prompt notice of its intention to terminate the Business on a temporary or permanent basis, but in no event shall such notice be given less than sixty (60) days prior to the relevant termination date of the Business.

            (d) Insurance. Insure and keep insured all of the Assets acquired from the Seller of an insurable value under all-risk policies issued by insurance companies authorized to do business in the relevant states in an amount and with such deductibles as are consistent with past practices.

            (e) Maintain Property. Maintain and keep the Assets, property and equipment in good repair, working order and condition and from time to time make or cause to be made all needed renewals, replacements and repairs.

            (f) Prompt Performance. Promptly perform in all material respects each and every term and condition of this Agreement and of each document delivered in connection herewith, time being of the essence.

      8.2 Negative Covenants. As long as there remains any amount outstanding under the Note, the Buyer shall not, unless waived in writing by the Seller:

            (a) Consolidation, Merger, Sale of Assets. Consolidate with or merge into or with any other entity other than an Affiliate of the Buyer, or sell (other than sales of inventory in the ordinary course of business), transfer, lease or otherwise dispose of all or a substantial part of the Assets to any entity other than an Affiliate of the Buyer.

            (b) Liens. Create, incur, assume or suffer to exist any lien on any of the property, real or personal, acquired from the Seller.

            (c) Payment of Other Indebtedness. Default upon or fail to pay any of its other debts or obligations as the same mature.

            (d) Dissolution or Liquidation. Dissolve or liquidate any member of the Buyer;

            (e) Transactions Outside the Ordinary Course. Effect any material change in the general business in which the Buyer is engaged on the date hereof;

            (f) Contracts. Execute or amend of any license, subcontracting or lease agreement or other contract outside the ordinary course of the Buyer's business.

      SECTION 9. Remedies upon Default. (a) In the event that the (i) Buyer shall be in breach of any provision contained in this Agreement for five (5) days following written notice thereof from the Seller or (ii) the obligations of the Buyer under this Secured Promissory Note shall remain unpaid after the Maturity Date or after the principal amount of this Secured Promissory Note shall have been declared due and payable prior to the stated maturity thereof in accordance with the terms hereof:

                  (i) The Seller may, without demand of performance or other demand, advertisement or notice of any kind to or upon the Buyer or any other person (all of which are hereby expressly waived by the Buyer), forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, assign, give options to purchase, contract to sell or otherwise dispose of and deliver the Collateral, or any part thereof, in one or more parcels at public or private sales, at any exchange or broker's board or at any of the Seller's offices or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, without assumption of any credit risk, with the right upon any such sale, public or private, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Buyer, which right or equity is hereby expressly waived and released by the Buyer; provided, however, that the Buyer shall not be credited with the net proceeds of any sale on credit or for future delivery until the cash proceeds thereof are actually received by the Seller;

                  (ii) The Seller may, instead of exercising the power of sale herein conferred upon it, proceed by a suit at law or in equity to foreclose the pledge and security interest under this Secured Promissory Note and sell the Collateral, or any part thereof, under a judgment or decree of a court of competent jurisdiction or as otherwise authorized by applicable law;

                  (iii) The Seller may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein, all the rights and remedies of a secured party on default under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the affected Collateral) and all rights and remedies otherwise available to it under applicable law.

                  (b) The Buyer agrees that, to the extent notice of sale or other disposition of any of the Collateral shall be required by applicable law, the Seller need not give more than twenty (20) days notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to the Buyer if, in the event that the obligations of the Buyer under this Secured Promissory Note shall remain unpaid after the Maturity Date or after the principal amount of this Secured Promissory Note shall have been declared due and payable prior to the stated maturity thereof in accordance with the terms hereof, the Buyer shall have signed a statement renouncing or modifying any right to notification of any sale or other intended disposition. The Seller shall not be obligated to make any sale pursuant to any such notice. The Seller may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so


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

            adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Seller until the selling price is paid by the purchaser thereof, but the Seller shall incur no liability in the case of the failure of such purchaser to take up and pay for the Collateral so sold, and in case of any such failure such Collateral may again be sold on like notice. To the extent permitted by law, the Buyer waives all claims, damages and demands against the Seller arising out of the retention, sale or other disposition of the Collateral or any part thereof, except any such claims, damages and demands arising out of the gross negligence or willful misconduct of the Seller.

                  (c) The Buyer recognizes that the Seller may be unable to
            effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in applicable statutes and regulations, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral for their own account for investment and not with a view to the distribution or resale thereof. The Buyer acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale made in good faith to a bona fide third party shall not be deemed to have been made in a commercially unreasonable manner by virtue of its private nature.

      SECTION 10. Amendments. No amendment or waiver of any provision of this Secured Promissory Note nor consent to any departure by the Buyer here from shall in any event be effective unless the same shall be in writing and signed by the Seller, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      SECTION 11. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and shall be given by mail, if to the Buyer, addressed to it at the address indicated on the signature page hereof, if to the Seller, addressed to it at 377 Hoes Lane, Piscataway Centre, Piscataway, New Jersey, 08854, or, as to either party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11. All such notices and other communications shall be effective three (3) business days after being deposited in the mails, postage prepaid, addressed as aforesaid.

      SECTION 12. Continuing Security Interest; Transfer of Note. This Secured Promissory Note shall create a continuing security interest in the Collateral and shall remain in full force and effect until payment in full of the obligations hereunder. The rights and obligations of the Buyer hereunder may not be assigned without the prior written consent of the other party and any purported assignment shall be null and void.

      SECTION 13. Consent to Jurisdiction and Service; Waiver of Jury Trial. The Buyer hereby absolutely and irrevocably consents and submits to the jurisdiction of the Courts of the State of New York and of any Federal Court located in said State in connection with any actions or proceedings brought against the Buyer by the Seller arising hereunder. In any such action or proceeding, the Buyer hereby absolutely and irrevocably waives personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agrees that the service thereof may be made, in addition to other methods permitted by law, by certified, registered or recorded first-class mail directed to the Buyer at the address set forth in Section 11. The Buyer hereby waives and agrees not to assert in any such action or proceeding, in case, to the fullest extent permitted by applicable law, any claim that (a) the Buyer is not personally subject to the jurisdiction of any such court, (b) the Buyer is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to it or its property, (c) any such suit, action or proceeding is brought in an inconvenient forum, (d) the venue of such suit, action or proceeding is improper, (e) that this Secured Promissory Note may not be enforced in or by any such court and (f) any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under this Secured Promissory Note. Anything hereinbefore to the contrary notwithstanding, the Seller may sue the Buyer in the courts of any country, State of the United States or place where the Buyer or any of the property or assets of the Buyer may be found or in any other appropriate jurisdiction.

      SECTION 14. Expenses. Should all or any part of the indebtedness represented by this Secured Promissory Note be collected by action at law, or in bankruptcy, insolvency, receivership or other court proceedings, or should this Secured Promissory Note be placed in the hands of attorneys for collection after default, the Buyer hereby promises to pay to the Seller, upon demand by the Seller at any time, in addition to principal of, interest on and any other amount owing in respect of this Secured Promissory Note or the indebtedness evidenced hereby, all court costs and reasonable attorneys, fees and all other reasonable collection charges and expenses incurred or sustained by the Seller.

      SECTION 15. Governing Law; Terms. This Secured Promissory Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles


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

of conflicts of law. Unless otherwise defined herein, terms defined in Article 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

      IN WITNESS WHEREOF, the Buyer has executed this instrument on the date first above written.


                                             CENTRAL NASSAU KARATE, INC.


                                             By: _______________________________
                                                 Name:
                                                 Title:


                                             HICKSVILLE KARATE, INC.


                                             By: _______________________________
                                                 Name:
                                                 Title:

                                                                       EXHIBIT D

                                ESCROW AGREEMENT

                                ESCROW AGREEMENT

      This Escrow Agreement (the "Agreement") is made and entered into as of the 17th day of December, 1996, by and among Central Nassau Karate, Inc., (the

"Buyer"), and Hicksville Karate, Inc., (the "Seller"), and Bernstein & Wasserman, LLP, as escrow agent (the "Escrow Agent").

                              W I T N E S S E T H:

      WHEREAS, the Buyer and the Seller have entered into a certain Asset Purchase Agreement for the purchase of a martial arts center (the
"Agreement")dated as of the date hereof; (terms used herein and not otherwise defined are used herein with the meanings as defined in the Agreement); and

      WHEREAS, pursuant to the Agreement, the Buyer understands that the Seller has agreed, pursuant to the Agreements, to sell the martial arts center and other ancillary equipment (the "Business") to the Buyer so long as the Buyer places $20,000 (the "Escrowed Amount") for the purchase of such Business; and

      WHEREAS, the Buyer and the Seller have agreed that upon execution of this Escrow Agreement, the Buyer will deliver to the Escrow Agent the Escrow Amount to be held by the Escrow Agent pursuant to the terms of this Agreement; and

      WHEREAS, the Escrow Agent is willing to serve as escrow agent and hold the Escrowed Amount(as defined below) in accordance with the terms and conditions hereof.

      NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      Section 1. Escrow of Escrowed Property.

            (a) Simultaneously with the execution of this Agreement, the Buyer shall deposit the Escrowed Amount with the Escrow Agent.

            (b) Escrow Agent shall deposit the Escrowed Amount in an escrow account at Escrow Agent's bank (the "Escrow Account").

      Section 2. Disposition of the Escrowed Amount. On the Closing Date (as defined in the Asset Purchase Agreement). The Escrow Agent shall pay, by federal wire transfer or attorney escrow account check, from the Escrowed Account to the Seller, the full Escrow Amount. The Escrow Agent shall only be required to follow the payment instructions contained in the joint written instructions delivered to the Escrow Agent by the Buyer and the Seller. However, should the Closing not occur by May 31, 1997, the Escrow Agent shall upon the delivery of the karate school located at 55 E. Old Country Road, Hicksville, NY, to the Seller, in broom clean and workable condition, shall deliver to the Buyer, $20,000 by federal wire transfer or attorney escrow account check, from the Escrowed Account.

      Section 3. Responsibility of Escrow Agent.

            (a) The Escrow Agent shall be entitled to rely upon, and shall be fully protected from all liability, loss, cost, damage or expense in acting or omitting to act pursuant to, any instruction, order, judgment, certification, affidavit, demand, notice, opinion, instrument or other writing delivered to it hereunder without being required to determine the authenticity of such document, the correctness of any fact stated therein, the propriety of the service thereof or the capacity, identity or authority of any party purporting to sign or deliver such document.

            (b) The duties of the Escrow Agent are only as herein specifically provided, and are purely ministerial in nature. The Escrow Agent shall neither be responsible for, or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document in connection herewith, and shall be required to act in respect of the Escrowed Amount only as provided in this Agreement. This Agreement sets forth all the obligations of the Escrow Agent with respect to any and all matters pertinent to the escrow contemplated hereunder and no additional obligations of the Escrow Agent shall be implied from the terms of this Agreement or any other agreement. The Escrow Agent shall incur no liability in connection with the discharge of its obligations under this Agreement or otherwise in connection therewith, except such liability as may arise form the bad faith, gross negligence or willful misconduct of the Escrow Agent.

            (c) The Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of such counsel.

            (d) The Escrow Agent is acting as a stakeholder only with respect to the Escrowed Amount. Except as provided in this agreement, if any dispute arises as to whether the Escrow Agent is obligated to deliver the Escrowed Amount or as to whom the Escrowed Amount are to be delivered, the Escrow Agent shall not be required to make any delivery, but in such event the Escrow Agent may hold the Escrowed Amount until receipt by the Escrow Agent of instructions in writing, signed by all parties which have, or claim to have, an interest in the Escrowed Amount, directing the disposition of the Escrowed Amount, or in the absence of such authorization, the Escrow Agent may hold the Escrowed Amount until receipt of a certified copy of a final judgement of a court of competent jurisdiction providing for the disposition of the Escrowed Amount. The Escrow Agent may require, as a condition to the disposition of the Escrowed Amount pursuant to written instructions, indemnification and/or opinions of counsel, in form and substance satisfactory to the Escrow Agent, from each party providing such instructions. If such written instructions, indemnification and opinions are not received, or proceedings for such determination are not commenced, within thirty
(30) days after receipt by the Escrow Agent of notice of any such dispute and diligently continued, or if the Escrow Agent is uncertain as to which party or parties are entitled to the Escrowed Amount, the Escrow Agent may either (i) hold the Escrowed Amount until receipt of (a) such written instructions and indemnification or (b) a certified copy of a final judgment of a court of competent jurisdiction providing for the disposition of the Escrowed Amount, or (ii) deposit of the Escrowed Amount in the clerk of a court of competent jurisdiction located in New York County; provided, however, that notwithstanding the foregoing, the Escrow Agent may, but shall not be required to, institute legal proceedings of any kind.


            (e) Both the Seller and the Buyer agree to jointly and severally reimburse the Escrow Agent on demand for, and to jointly and severally indemnify and hold the Escrow Agent harmless against and with respect to, any and all loss, liability, damage, or expense (including, without limitation, reasonable attorney's fees and costs) that the Escrow Agent may suffer or incur in connection with the entering into of this Agreement and the performance of its obligations under this Agreement or otherwise in connection therewith, except to the extent such loss, liability, damage or expense arises from the bad faith, gross negligence or willful misconduct of the Escrow Agent. Without in any way limiting the foregoing, the Escrow Agent shall be reimbursed for the cost of all reasonable legal fees and costs incurred by it in acting as the Escrow Agent hereunder, based on the reasonable rates in effect at the time services are rendered.

            (f) The Escrow Agent and any successor escrow agent may at any time resign as such by delivering the Escrowed Amount to either (i) any successor escrow agent designated by all the parties hereto (other than the Escrow Agent) in writing, or (ii) any court having competent jurisdiction located in New York County. Upon its resignation and delivery of the Escrowed Amount as set forth in this paragraph, the Escrow Agent shall be discharged of, and from, any and all further obligations arising in connection with the escrow contemplated by this Agreement.

            (g) The rights of the Escrow Agent contained in this Agreement, including without limitation the right to indemnification, shall survive the resignation of the Escrow Agent and the termination of the escrow contemplated hereunder.

      Section 4. Notices. Any notice authorized or required to be given to a party hereto pursuant to this Agreement shall be deemed to have been given when hand-delivered, or when mailed by United States certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

            (i) if to the Seller:

                  377 Hoes Lane
                  Piscsataway Centre
                  Piscataway, New Jersey
                  Attn: Mark Glazier

                  with a copy to:
                  Bernstein & Wasserman, LLP
                  950 Third Avenue
                  New York, NY 10022

            (ii) if to Buyer:

                  40 Eisenhower Drive
                  Paramus, New Jersey
                  Attn: Danny Schulmann


            (iii) if to the Escrow Agent:

                  Bernstein & Wasserman, LLP
                  950 Third Avenue
                  New York, NY  10022
                  Attn: Alan N. Forman, Esq.

      Section 5. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York. All actions against the Escrow Agent arising under or relating to this Agreement shall be brought against the Escrow Agent exclusively in the appropriate court in the County of New York, State of New York. Each of the parties hereto agree to submit to personal jurisdiction and to waive any objection as to venue in the County of New York, State of New York. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if mailed to such party as set forth in the immediately preceding paragraph.

      Section 6. Waiver of Trial by Jury. TO THE FULL EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF , UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ESCROW AGENT ENTERING INTO THIS AGREEMENT.

      Section 7. Modification. The Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by the Escrow Agent.

      Section 8. Termination. This Agreement shall be terminated at such time as the Escrowed Amount shall have been delivered pursuant to Section 2 hereof or at any earlier time by written mutual consent of the parties hereto including the Escrow Agent.

      Section 9. Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns as permitted hereunder. Nothing in this Agreement, express or implied, shall give to anyone, other than the parties hereto and their respective permitted successors and assigns, any benefit, or any legal or equitable right, remedy or claim, under or respect of this Agreement or any rights hereunder without the prior written consent of the other parties hereto.

      Section 10. Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

      Section 11. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.



HICKSVILLE KARATE, INC.                 CENTRAL NASSAU KARATE, INC.


By: /s/ Mark Glazier                    By: /s/ Danny Schulmann
   -----------------                       --------------------
   Name: Mark Glazier                      Name: Danny Schulman
   Title: President                        Title: President


                           BERNSTEIN & WASSERMAN, LLP,
                           AS ESCROW AGENT


                           By: /s/ Alan N. Forman
                              -------------------
                               Name: Alan N. Forman
                               Title: Partner

                                                                       EXHIBIT E

                                    GUARANTY

                                    GUARANTY

            THIS GUARANTY made as of this _____ day of _________, 1997 by Danny Schulmann, (the "Guarantor"), to Hicksville Karate, Inc. (the "Seller").

                              W I T N E S S E T H :

      WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of December 17, 1996 by and among Central Nassau Karate, Inc., a New York corporation (the "Buyer"), the Seller (the "Asset Purchase Agreement"), the Buyer has certain obligations to the Seller; and

      WHEREAS, the Seller required as a condition to its execution of the Asset Purchase Agreement that the Guarantor guarantee the obligations of the Buyer under that certain Secured Promissory Note, dated as of the date hereof, made by the Buyer and delivered to the Seller pursuant to the Asset Purchase Agreement (the "Note").

      NOW, THEREFORE, for good and valuable consideration, the Guarantor hereby agrees with the Seller as follows:

      Section 1. The Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees to the Seller or its assigns, or any subsequent holder of the Note, the prompt and full discharge by the Buyer, of all of the Buyer's obligations under the Note (collectively, the "Obligations"), in accordance with the terms hereof and thereof. Guarantor hereby guarantees to the Seller full and complete performance by the Buyer of each and all of the Obligations, including, without limitation, the due and punctual payment of all amounts which may become due and payable to the Seller. Guarantor acknowledges and agrees that, with respect to all obligations to pay money, such guaranty shall be a guaranty of payment and not of collection. If Seller shall default in the due and punctual performance of any of the Obligations or in the full and timely payment of any amounts owed pursuant to the Obligations, Guarantor will forthwith perform or cause to be performed such Obligations and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense, and shall reimburse Seller, or its assigns, or any subsequent holder of the Note, for all reasonable expenses, collection charges, court costs, and attorneys' fees incurred in attempts to collect under or enforce the provisions of this Guaranty.

      Section 2. Guaranty Unconditional. The liabilities and obligations of Guarantor to the Seller pursuant to this Guaranty shall be unconditional and irrevocable and shall not be conditioned or contingent upon the pursuit of any remedies against Seller or any other person.

      Section 3. Waivers of the Guarantors. (a) Guarantor hereby waives any right, whether legal or equitable, statutory or non-statutory, to require Seller to proceed against or take any action against or pursue any remedy with respect to the Buyer or any other person or to resort to any security, liens or collateral thereto appertaining, or make presentment or demand for performance; provided that Seller shall give notice within a reasonable time after such default to Guarantor of the Buyer's nonperformance of any of the Obligations and Guarantor shall have the right to cure, or procure the cure of, such nonperformance within fifteen
(15) days from and after receipt of such notice before Seller may enforce rights against Guarantor hereunder. The unconditional obligation of Guarantor hereunder will not be affected, impaired or released by any extension, waiver, amendment or thing whatsoever which would release a guarantor (other than performance).

      (b) The Guarantor hereby waives irrevocably any defense based upon or arising by reason of any disability or incapacity of the Buyer or lack of authority of any officer or director of the Buyer, and any immunity (whether on the basis of sovereignty or otherwise) from the jurisdiction, attachment or execution to which it or its property might otherwise be entitled in any action arising out of or based upon this Guaranty which may be instituted in the courts of the State of New Jersey, the United States of America, or any other domestic or foreign jurisdiction where personal jurisdiction may attach under law.

      Section 4. Definitions. Terms used herein that are defined in the Asset Purchase Agreement are, unless otherwise defined, used herein as therein defined.

      Section 5. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telefaxed, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) the succeeding business day after receipt, if delivered in person, telegraphed, telexed, sent by facsimile transmission and confirmed in writing within three
(3) Business Days thereafter or sent by prepaid air courier or (b) ten (10) Business Days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 5):

            If to the Seller, to:

                  Master Glazier's Karate International, Inc.
                  377 Hoes Lane
                  Piscataway Centre
                  Piscataway, New Jersey 08854

                  Attention: Mark Glazier
                               President

                  Telephone Number:  (908) 354-2349
                  Telecopier Number: (908) 981-8982

            with a copy to:

                  Bernstein & Wasserman, LLP

                  950 Third Avenue
                  New York, NY 10022
                  Attention: Alan N. Forman, Esq.

                  Telephone Number (212) 826-0730
                  Telecopier Number (212) 371-4730

            If to Guarantor, to:

                  Tiger Schulmann's Karate
                  40 Eisenhower Drive
                  Paramus, New Jersey 07652

                  Attention: Danny Schulmann

      Section 6. Waivers and Amendments. This Guaranty may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.


      Section 7. Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

      Section 8. Binding Effect; No Assignment. This Guaranty shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Guaranty is not assignable except by operation of law and any other purported assignment shall be null and void.

      Section 9. Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

      Section 10. Counterparts. This Guaranty may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

      Section 11. Headings. The headings in this Guaranty are for reference only, and shall not affect the interpretation of this Guaranty.

      Section 12. Severability of Provisions. If any provision or any portion of any provision of this Guaranty or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Guaranty, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affect thereby.

      IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed as of this _____ day of ____________, 1997.


                                        _____________________________
                                        Danny Schulmann


Accepted and Accepted:

HICKSVILLE KARATE, INC.


By:__________________________
   Name: Mark Glazier
   Title: President

                                                                       EXHIBIT F

                               OPERATING AGREEMENT

                               OPERATING AGREEMENT

      THIS OPERATING AGREEMENT (the "Agreement") is entered into as of this 17th day of December 1996, by and among Hicksville Karate, Inc., (the "Seller") and Central Nassau Karate, Inc., (the "Buyer").

      NOW, THEREFORE, in consideration of the mutual promises of the parties hereinafter set forth, the Seller and Buyer agree as follows:

      1. Retention as Operator. Subject to each of the terms, conditions and provisions of this Agreement, the Seller hereby retains Buyer and Buyer hereby agrees to be retained by the Seller to perform those operating functions set forth in Section 4 of this Agreement.

      2. Term. Subject to the provisions for termination set forth herein, the term of this Agreement shall be from the date of this Agreement through the earlier of the Closing Date or the Termination Date (as such terms are defined in those certain Asset Purchase Agreement dated as of the date hereof by and among Hicksville Karate, Inc., and Central Nassau Karate, Inc. (the "Purchase Agreement"). In the event this Agreement is terminated as a result of the Seller's failure to close the transactions contemplated by the Purchase Agreement, the Seller shall (i) continue to operate the Business and teach the Buyer students, (ii) refund all funds required to be repaid to students and
(iii) be entitled to collect all accounts receivable generated by the Business. If certain students transfer to a Tiger Schulmann's Karate martial arts center (or one managed by an affiliate of Tiger Schulmann's Karate), then Buyer shall refund all funds to be repaid to such students and retain all accounts receivable relating to such students.

      3. Compensation. In consideration for Buyer's operation of Hicksville Karate, Inc. located at 55 E. Old Country Road, Hicksville, New York, as a martial arts instruction center (the "Business"), Buyer shall receive all gross proceeds from such operations during the Term of this Agreement, without deduction from or payment to the Seller.

      4. Duties of Buyer. Buyer shall operate the Business in the usual course of business in accordance with past practice, under the name of Tiger Schulmann's Karate, including but not limited to the hiring of qualified personnel and providing accounting, maintenance, operational and administrative services for the Business (the "Services"). Buyer shall devote as much time as reasonably necessary to complete its obligations hereunder. Buyer represents and warrants that it is currently licensed to operate martial arts instruction centers in the State of New York and that its operation of the Business shall comply with all requirements of applicable law.

      5. Expenses. Buyer shall be responsible for all direct and indirect expenses incurred by it during the Term of this Agreement relating to the operation of the Business.

      6. Insurance. Seller shall list the Buyer as an additional insured in an amout equal to $115,000 in comprehensive insurance coverage, in exchange for which, Buyer shall pay $100 per month on the first day of each month during the term of this agreement. Buyer shall remain liable to the Seller for any losses or damages to the Assets of the Business as a result of Buyer's negligence or intentional misconduct and to the extent such losses or damages are either not fully covered or are excluded from coverage by such insurance policies.

      7. Decisions. Buyer shall have the right to make all decisions for the Business, unless such decisions would constitute willful misconduct or gross negligence on the part of Buyer, or are outside the ordinary course of business in accordance with past practice. Under no circumstances shall any liability enure to the Seller for any decisions relating to the Business, or otherwise, made by Buyer during the term of this Agreement.

      8. Authority of Buyer. Buyer shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon the Business or to obtain or incur any right, obligation or liability on behalf of the Business without the prior written consent of the Seller, except for student contracts assumed by Buyer under Section 2(i).

      9. Books and Records. The Business' books and records with respect to the Services and any costs ("Books and Records") shall be kept at Buyer's offices located at 40 Eisenhower Drive, Paramus, New Jersey. The Books and Records shall be kept in accordance with recognized accounting principles and practices, consistently applied, and shall be made available for the Seller or the Seller's representatives, with inspection and copying at all times being made available during regular office hours.

      10. Confidential Information.

      10.1 The parties acknowledge that during the course of provision of the Services, the Seller may disclose information to Buyer or its affiliated companies. Buyer shall treat such information as the Seller's confidential property and safeguard and keep secret all such information about the Seller, including reports and records, customer lists, trade lists, trade practices, and prices pertaining to the Seller's business.

      10.2 Buyer shall exercise its best efforts and shall cause any of its affiliated companies to exercise their best efforts to prevent any confidential information from being disclosed to third parties, except as necessarily required in the performance of the Services and except under terms of confidentiality satisfactory to the Seller. This obligation shall remain in effect until the Seller shall release Buyer or its affiliated companies from their obligations under this paragraph 10, but in no event later than the completion of the Services on the Closing Date. Buyer shall not use any of the Seller's confidential information in any way that is or may be detrimental to the interests of the Seller, directly or indirectly, either during the term of this Agreement or at any time thereafter.

      10.3 The parties also acknowledge that during the term of this Agreement, the Buyer may disclose information to Seller or its affiliated companies through Seller's right to enter and inspect the premises of the Business, as well as it right to inspect the Books and Records of the Business. Seller shall treat such information as the Buyer's confidential property and safeguard and keep secret all such information about the Buyer, including reports and records, customer lists, trade lists, trade practices, and prices pertaining to the Buyer's business.

      10.4 Seller shall exercise its best efforts and shall cause any of its affiliated companies to exercise their best efforts to prevent any confidential information from being disclosed to third parties, except as necessarily required in the inspection of the premises and Books and Records of the Business and except under terms of confidentiality satisfactory to the Buyer. This obligation shall remain in effect until the Buyer shall release Seller or its affiliated companies from their obligations under this paragraph 10, but in no event later than the completion of the Services on the Closing Date. Seller shall not use any of the Buyer's confidential information in any way that is or may be detrimental to the interests of the Buyer, directly or indirectly, either during the term of this Agreement or at any time thereafter.

      11. Indemnification. Buyer agrees to indemnify and hold the Seller and its officers, directors and agents harmless from damages, losses or expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred or paid directly or indirectly, by Buyer as a result of or arising out of any actions taken by Buyer in connection with the performance of the Services under this Agreement, or for any claims made against Seller by a student for a refund arising from the transfer of that student to another Tiger Schulmann Karate martial arts center. Additionally, Seller agrees to indemnify and hold Buyer and its officers, directors and agents harmless from damages, losses or expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred or paid directly or indirectly, by Buyer as a result of or arising out of any actions taken by Buyer in connection with the provisions of Section 2 (ii) of this Agreement.

      12. Notices and Communications.

      12.1 All communications relating to the day-to-day activities necessary to render the Services shall be exchanged between the respective representatives of the Seller and Buyer, who will be designated by the parties promptly upon commencement of the Services.

      12.2 All other notices, demands, and communications required or permitted hereunder shall be in writing and shall be delivered personally to the respective representatives of the Seller and Buyer set forth below or shall be sent by a nationally recognized overnight courier or mailed by registered mail, postage prepaid, return receipt requested. Notices, demands and communications hereunder shall be effective: (i) if delivered personally, on delivery; or (ii) if mailed, forty-eight (48) hours after deposit thereof in the United States mail addressed to the party to whom such notice, demand, or communication is given. Until changed by written notice, all such notices, demands and communications shall be addressed as follows:

            If to the Seller:

                  Master Glazier's Karate International, Inc.
                  377 Hoes Lane
                  Piscataway Centre
                  Piscataway, New Jersey 08854
                  Attn: Mark Glazier
                        President

            If to Buyer:

                  40 Eisenhower Drive
                  Paramus, New Jersey
                  Attn:
                        President

      13. Assignments. Buyer shall not assign this Agreement in whole or in part without the prior written consent of the Seller.

      14. Applicable Law and Severability. This document shall, in all respects, be governed by the laws of the State of New York applicable to agreements executed and to be wholly performed within the State of New York. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions contained herein and any contrary present or future statute, law, ordinance or regulation, the latter shall prevail, but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

      15. Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

      16. Attorneys' Fees. In the event any action is instituted by a party to enforce any of the terms and provisions contained herein, the prevailing party in such action shall be entitled to such reasonable attorneys' fees, costs and expenses as may be fixed by the court.

      17. Successors and Assigns. Subject to the foregoing, all the terms and conditions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

      18. Captions. The captions appearing at the commencement of the paragraphs hereof are descriptive only and for convenience and reference. Should there be any conflicts between any such caption and the paragraph at the head of which it appears, the paragraph and not such caption shall control and govern in the construction of this document.

      19. Modifications or Amendments. No amendment, change or modification of this document shall be valid unless it is in writing and signed by all the parties hereto and expressly states that it is an amendment, change or modification of this Agreement is intended.

      20. Separate Counterparts. This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and be one and the same.

      21. Entire Agreement. This Agreement shall constitute the entire understanding and agreement between the parties hereto and shall supersede any and all letters of intent, whether written or oral, pertaining to the subject matter of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                  HICKSVILLE KARATE, INC.


                  By:/s/ Mark Glazier
                     ----------------
                     Name: Mark Glazier
                     Title: President


                  CENTRAL NASSAU KARATE, INC.


                  By:/s/ Danny Schulman
                     ----------------
                     Name: Danny Schulman
                     Title: President